Exhibit 99.4

Ernst & Young Assurance Services SRL Bucharest Tower Center Building, 22nd Floor 15-17 Ion Mihalache Blvd., District 1 011171 Bucharest, Romania	Tel: +40 21 402 4000 Fax: +40 21 310 7193 office@ro.ey.com ey.com

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of OMV Petrom S.A.

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of OMV Petrom S.A. (“the Company”) and its subsidiaries (together referred to as “the Group”) with official head office in 22 Coralilor Street, Petrom City, District 1, Bucharest, Romania identified by sole fiscal registration number RO1590082, which comprise the consolidated statement of financial position as at December 31, 2021 and the consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at December 31, 2021, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with the International Financial Reporting Standards as endorsed by the European Union.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs), Regulation (EU) No. 537/2014 of the European Parliament and of the Council of 16 April 2014 (“Regulation (EU) No. 537/2014”) and Law 162/2017 (“Law 162/2017”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with International Code of Ethics for Professional Accountants (including International Independence Standards) as issued by the International Ethics Standards Board for Accountants (IESBA Code) together with the ethical requirements that are relevant to the audit of the financial statements in Romania, including Regulation (EU) No. 537/2014 and Law 162/2017 and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the “Auditor’s responsibilities for the audit of the consolidated financial statements” section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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Description of each key audit matter and our procedures performed to address the matter

Key audit matter	How our audit addressed the key audit matter
The impact of climate change and the energy transition on the consolidated financial statements

Climate change and energy transition impact on many areas of accounting estimates and judgements made in preparing the consolidated financial statements.

There is a risk that such accounting estimates and judgements do not properly reflect the impact of climate change and energy transition or of the Group’s strategic plans and commitments in this respect.

As disclosed in Note 2 to the consolidated financial statements, the Group has considered the short- and long- term effects of climate change and energy transition, and of its strategic decisions and commitments on having its portfolio adhered to the energy transition targets, in preparing the consolidated financial statements. Financial Reporting under IFRS requires the use of assumptions that represent management’s current best estimate of the range of expected future economic conditions, which may differ from Group ambitions and public climate targets.

The Group’s management has established for its mid term plan assumptions a base case scenario, which is used for estimates in various areas of the Consolidated Financial Statements, including amongst others impairment assessment of exploration & evaluation assets and property, plant and equipment, assets’ useful lives and decommissioning provision. The base case scenario is aligned with IEA (“International Energy Agency”) Stated Policies Scenario (STEPS) taken from the World Economic Outlook and adjusted such that the EU, the United States, China, Japan and South Korea (with a two-year delay for political alignment and measuring effectiveness) are following the IEA Sustainable Development Scenario (SDS) and meeting the Paris Agreement targets.

In addition, the Group performed a stress test analysis, using a decarbonization scenario which is built on the IEA SDS Scenario, where the entire world reaches the Paris Agreement commitment to be net-zero by 2070, in order to assess the impact of this scenario on the recoverability of assets and measurement of liabilities.

The Group’s disclosures about the impact of climate change and energy transition on the consolidated financial statements, including sensitivities due to the stress test analysis, are included in Note 2 (Judgements, Estimates and Assumptions).
We evaluated management’s key assumptions related to climate change and energy transition risks and how it impacted the critical accounting estimates and judgements on different areas of the consolidated financial statements.

Specifically, our work included, but was not limited to, the following procedures:

●	Assessed the design and implementation of controls in the estimation processes, with a focus on how the impact of climate change and energy transition was considered for the key assumptions;
●
Had discussions with those responsible for group strategy and reporting to understand the Group’s view on the impact of climate change and energy transition on key assumptions used in the base case scenario and stress test analysis;

●	Read the information in the Annual report and considered its consistency with the assumptions used by management when preparing its energy transition base case scenario and stress test analysis;
●	Assessed the Group’s mapping of the impact of climate change and energy transition risks into accounting estimates and judgements included in the consolidated financial statements;
●
Evaluated the Group’s assessment of key assumptions (oil and gas price, CO2 price, refining margins, power prices and spreads, volume development) used in the base case and compared it to external market data and other resources where available;

●
Assessed the adequacy of the disclosures included in the consolidated financial statements regarding the impact of climate change and energy transition, including the sensitivities due to the stress test analysis in Note 2.

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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Key audit matter	How our audit addressed the key audit matter
Recoverability of intangible exploration and evaluation (E&E) assets

The carrying value of intangible E&E assets was RON 2,757 million at December 31, 2021, after impairment of RON 93 million recorded in 2021.

Under IFRS 6, Exploration for and Evaluation of Mineral Resources, exploration and evaluation assets shall be assessed for impairment when facts and circumstances suggest that the carrying value of an exploration and evaluation asset may exceed its recoverable amount.

The assessment for recoverability of the carrying value requires management to apply significant judgements and estimates in assessing whether any impairment has arisen at year end, and in quantifying any such impairment.

The key estimates and assumptions relate to management’s intention to proceed with a future work program for a prospect or license, the likelihood of license renewal, and the success of drilling and geological analysis to date.

The Group’s disclosures about intangible E&E assets and related impairment testing are included in Note 2 (Judgements, Estimates and Assumptions), Note 6 (Intangible Assets) and Note 23 (Cost Information) to the consolidated financial statements.
We evaluated management’s assessment of the carrying value of E&E assets performed with reference to the criteria of IFRS 6 and the Group’s accounting policy.

Specifically, our work included, but was not limited to, the following procedures:

●
Inquired whether the management has the intention to carry out exploration and evaluation activity for the main E&E projects, which included discussions with senior management as to the intentions and strategy of the Group and reviewed the Executive Board minutes of meetings where exploration plans and strategies were discussed;

●	Read Executive Board minutes of meetings and considered whether there were negative indicators that certain projects might be unsuccessful;
●	Discussed with management about the status of the largest exploration projects;
●
Assessed whether the Group has the ability to finance any planned future exploration and evaluation activity, which included review of the Executive Board minutes of meetings for any indications about the lack of such ability or intention and checking that the investment budget for the next year includes funds for main exploration and evaluation projects;

●
Assessed the existence of any fields where the Group’s right to explore is either at, or close to, expiry and reviewed management’s assessment whether there are any risks related to renewal of the license;

●	Analyzed the management’s assumptions where an exploration and evaluation asset has been impaired; and
●	Assessed the adequacy of the Group’s disclosures in the consolidated financial statements.

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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Key audit matter	How our audit addressed the key audit matter
Estimation of oil and gas reserves

Oil and gas reserves are an indicator of the future potential of the Group’s performance. Furthermore, they have an impact on the consolidated financial statements as they are the basis for:

●	production profiles used in future cash flow estimates;
●	depreciation, amortization and impairment charges for the core assets in the Upstream segment.

The estimation of oil and gas reserves requires significant judgement and assumptions made by management and engineers due to the technical uncertainty in assessing quantities.

The Group’s disclosures about estimation of oil and gas reserves are included in Note 2 (Judgements, Estimates and Assumptions) to the consolidated financial statements.
Our procedures have focused on management’s estimation process in the determination of oil and gas reserves.

Specifically, our work included, but was not limited to, the following procedures:

●	Performed a detailed understanding of the Group’s internal process and related documentation flow and key controls associated with the oil and gas reserves estimation process;
●	Tested controls of the oil and gas reserves’ review process;
●	Analyzed the internal certification process for technical and commercial specialists who are responsible for oil and gas reserves’ estimation;
●
Assessed the competence of both management internal and external specialists and the objectivity and independence of external specialist, to consider whether they were appropriately qualified to carry out the estimation of oil and gas reserves;

●
Analyzed the report of the management’s external specialist, on their review of Company’s estimated oil and gas reserves (latest report as at 17 September 2021 for the reserves as of 31 December 2020);

●
Tested whether significant additions or reductions in oil and gas reserves were made in the period in which the new information became available and in compliance with Group’s Reserves and Resources Guidelines;

●	Tested that the updated oil and gas reserve estimates were included appropriately in the Group’s consideration of impairment and in accounting for depreciation and amortization; and
●	Assessed the adequacy of the Group’s disclosures in the consolidated financial statements.

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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Key audit matter	How our audit addressed the key audit matter
Estimation of decommissioning and restoration provisions and environmental provisions

The total decommissioning and restoration provision and the environmental provision amounted to RON 6,254 million and RON 386 million respectively at December 31, 2021.

The Group’s core activities regularly lead to obligations related to dismantling and removal, asset retirement and soil remediation activities.

The key estimates and assumptions relate to management’s estimates of future costs, discount rates and inflation rates which are used to project the decommissioning, restoration and environmental obligations.

The Group’s disclosures about decommissioning, restoration and environmental obligations are included in Note 2 (Judgements, Estimates and Assumptions) and Note 14 (Provisions) to the consolidated financial statements.
We assessed management’s annual estimation of provision for decommissioning and restoration obligation and environmental obligation.

Specifically, our work included, but was not limited to, the following procedures:

●
Performed a detailed understanding of the Group’s decommissioning and restoration obligations estimation process and the related documentation flow and the assessment of the design and implementation of the controls within the process;

●
Compared the current estimates of decommissioning, restoration and environmental costs with the actual costs previously incurred. Where no previous data was available, we have reconciled cost estimates to third party evidence or the Group’s engineers’ estimates;

●	Discussed with the management the estimates of allocation over time of works to be performed for surface and subsurface decommissioning for wells;
●	Inspected supporting evidence for any material revisions in cost estimates during the year;
●	Involved our valuation specialists to assist us in the analysis of discount rates and inflation rates;
●	Tested the mathematical accuracy of decommissioning and restoration provision and environmental provision calculations; and
●	Assessed the adequacy of the Group’s disclosures in the consolidated financial statements.

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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Key audit matter	How our audit addressed the key audit matter
Recoverability of receivable from the Romanian State

As part of the privatization agreement, the Company is entitled to the reimbursement by the Romanian State of part of wells abandonment (decommissioning) costs and environmental costs incurred to restore and clean up areas pertaining to activities prior to privatization in 2004. Consequently, the Group has recorded as receivable from the Romanian State the corresponding estimated decommissioning obligations having a net present value of RON 1,740 million as at December 31, 2021 and the environmental obligations in Downstream Oil with a total net present value of RON 101 million.

The measurement of the receivable from the Romanian State, requires management to make significant judgements and estimates to address the uncertainty around the specific expenditure that is recoverable from Romanian State. The assessment process considers inter alia the history of amounts claimed, documentation process- related requirements and potential litigation or arbitration proceedings.

The Group’s disclosures about environmental and decommissioning state receivable are included in Note 2 (Judgements, Estimates and Assumptions) and in Note 9 (Trade Receivables and Other Financial Assets) to the consolidated financial statements.
We assessed management’s estimate regarding recoverability of the receivable from the Romanian State.

Specifically, our work included, but was not limited to, the following procedures:

●
Read the stipulations of the Annex P of the privatization agreement dated 23 July 2004, related to the acquisition by OMV Aktiengesellschaft of shares in the National Petroleum Company Petrom SA, as approved by Law no. 555/2004. Annex P includes stipulations related to the obligation of the seller (i.e. Ministry of Economy and Commerce) to reimburse the Company for historical environmental losses and abandonment costs, provided certain conditions are met;

●
Analysed the management’s assessment of the recoverability of the receivable from the Romanian State, including the history of amounts claimed vs. amounts accepted and reimbursed, and discussed with management about the status of the notices of claims submitted to the Romanian State and of the Arbitration process;

●	Obtained and read the independent lawyers’ assessment of the status of the Arbitration, that was considered by the Group for the measurement of the State Receivable;
●	Traced the receivables for which notices of claim have been submitted to the respective notices of claims;
●	Traced the receivables for which decommissioning was performed but the notices of claim have not yet been submitted to the respective decommissioning costs;
●	Traced the receivables for which decommissioning has not yet been performed against the respective decommissioning provisions;
●	Discussed with the management estimates of timing of collection;
●	Involved our valuation specialists to assist us in the analysis of discount rates and inflation rates
●	Tested the mathematical accuracy of the calculation of the net present value of the receivables recorded; and
●	Assessed the adequacy of the Group’s disclosures in the consolidated financial statements.

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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Other information

Other information consists of the information included in the Group’s 2021 Annual report which includes the Report of the Supervisory Board and the Directors’ report, and also the Remuneration report, the consolidated Report on payments to governments and the Sustainability Report but does not include the consolidated financial statements and our auditor’s report thereon. We obtained the Annual report, the Remuneration report and the consolidated Report on payments to governments, prior to the issuance of our auditor’s report, and we expect to obtain the Sustainability report after the issuance of our auditor’s report. Management is responsible for the other information.

Our opinion on the consolidated financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed on the other information obtained prior to the date of the auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the International Financial Reporting Standards as endorsed by the European Union, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Group to cease to continue as a going concern.

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters.

Report on Other Legal and Regulatory Requirements

Reporting on Information Other than the Consolidated Financial Statements and Our Auditors’ Report Thereon

In addition to our reporting responsibilities according to ISAs described in section “Other information”, with respect to the Director’s Report, as included in the Annual Report, and Remuneration report, we have read these reports and report that:

a)
in the Directors’ Report we have not identified information which is not consistent, in all material respects, with the information presented in the accompanying consolidated financial statements as at December 31, 2021;

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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b)
the Directors’ Report identified above includes, in all material respects, the required information according to the provisions of the Ministry of Public Finance Order no. 2844/2016 approving the accounting regulations compliant with the International Financial Reporting Standards, with all subsequent modifications and clarifications, Annex 1 articles 15 – 19 and 26 - 27;

c)
based on our knowledge and understanding concerning the Group and its environment gained during our audit of the consolidated financial statements as at December 31, 2021, we have not identified information included in the Directors’ Report that contains a material misstatement of fact.

d)
the Remuneration Report identified above includes, in all material respects, the required information according to the provisions of article 107 (1) and (2) from Law 24/2017 on issuers of financial instruments and market operations

Other requirements on content of auditor’s report in compliance with Regulation (EU) No. 537/2014 of the European Parliament and of the Council

Appointment and Approval of Auditor

We were appointed as auditors of the Group by the General Meeting of Shareholders on April 27, 2021 to audit the consolidated financial statements for the financial year end December 31, 2021. Total uninterrupted engagement period, including previous renewals (extension of the period for which we were originally appointed) and reappointments for the statutory auditor, has lasted for 11 years covering the financial periods end December 31, 2011 till December 31, 2021.

Consistency with Additional Report to the Audit Committee

Our audit opinion on the consolidated financial statements expressed herein is consistent with the additional report to the Audit Committee of the Company, which we issued on February 2, 2022 and supplemented by the additional report issued on 17 March 2022.

Provision of Non-audit Services

No prohibited non-audit services referred to in Article 5(1) of Regulation (EU) No. 537/2014 of the European Parliament and of the Council were provided by us to the Group and we remain independent from the Group in conducting the audit.

In addition to statutory audit services and services disclosed in the notes to the consolidated financial statements, no other services were provided by us to the Company, and its controlled undertakings.

Report on the compliance of the electronic format of the consolidated financial statements, included in the Annual report, with the requirements of the ESEF Regulation

We have performed a reasonable assurance engagement on the compliance of the electronic format of the consolidated financial statements of OMV Petrom S.A. (the Company) and its subsidiaries (together referred to as “the Group”) for the year ended December 31, 2021, included in the attached electronic file “549300UKYDM6L8HEPU79-2021-12-31.zip” (identified with the key d8bef3ba901b9c2096542027040bf6d6b61b339c7289f286236ac9e80acd89d5) with the requirements of the Commission Delegated Regulation (EU) 2019 /815 of 17 December 2018 supplementing Directive 2004/109/EC of the European Parliament and of the Council with regard to regulatory technical standards on the specification of a single electronic reporting format (the “ESEF Regulation”). Our opinion is expressed only in relation to the electronic format of the consolidated financial statements and does not extend to the other information included in the Annual report.

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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Description of the subject matter and the applicable criteria

The Management has prepared electronic format of consolidated financial statements of the Group for the year ended December 31, 2021 in accordance and to comply with ESEF Regulation requirements. The requirements for the preparation of the consolidated financial statements in ESEF format are specified in the ESEF Regulation and represent, in our opinion, applicable criteria for us to express an opinion providing reasonable assurance.

Responsibilities of the Management and Those Charged with Governance

The Management of the Group is responsible for the compliance with the requirements of the ESEF Regulation in the preparation of the electronic format of the consolidated financial statements in XHTML format. Such responsibility includes the selection and application of appropriate iXBRL tags using the taxonomy specified in the ESEF Regulation, ensuring consistency between the human-readable layer of electronic format of the consolidated financial statements and the audited consolidated financial statements. The responsibility of Group’s Management also includes the design, implementation and maintenance of such internal control as determined is necessary to enable the preparation of the consolidated financial statements in ESEF format that are free from any material non-compliance with the ESEF Regulation.

Those charged with governance are responsible for overseeing the financial reporting process for the preparation of consolidated financial statements of the Group, including the application of the ESEF Regulation.

Auditor’s Responsibility

Our responsibility is to express an opinion providing reasonable assurance on the compliance of the electronic format of the consolidated financial statements with the requirements of the ESEF Regulation.

We have performed a reasonable assurance engagement in accordance with ISAE 3000 (revised) Assurance Engagements Other Than Audits or Reviews of Historical Financial Information (ISAE 3000 (revised)). This standard requires that we comply with ethical requirements, plan and perform our engagement to obtain reasonable assurance about whether the electronic format of the consolidated financial statements of the Group is prepared, in all material respects, in accordance with the applicable criteria, specified above. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risk of material non-compliance with the requirements of the ESEF Regulation, whether due to fraud or error.

Reasonable assurance is a high level of assurance, but it is not guaranteed that the assurance engagement conducted in accordance with ISAE 3000 (revised) will always detect material non- compliance with the requirements when it exists.

Our Independence and Quality Control

We apply International Standard on Quality Control 1, Quality Control for Firms that Perform Audits and Reviews of Financial Statements, and Other Assurance and Related Services Engagements, and accordingly, maintain a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements to the registered auditors in Romania.

We have maintained our independence and confirm that we have met the ethical and independence requirements of the International Ethics Standards Board for Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code).

The English version of the audit report represents a translation of the original audit report issued in Romanian language

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Summary of procedures performed

The objective of the procedures that we have planned and performed was to obtain reasonable assurance that the electronic format of the consolidated financial statements is prepared, in all material respects, in accordance with the requirements of ESEF Regulation. When conducting our assessment of the compliance with the requirements of the ESEF Regulation of the electronic (XHTML) reporting format of the consolidated financial statements of the Group, we have maintained professional skepticism and applied professional judgement. We have also:
●
obtained an understanding of the internal control and the processes related to the application of the ESEF Regulation in respect of the consolidated financial statements of the Group, including the preparation of the consolidated financial statements of the Group in XHTML format and its tagging in machine readable language (iXBRL);

●	tested the validity of the applied XHTML format;
●	checked whether the human-readable layer of electronic format of the consolidated financial statements (XHTML) corresponds to the audited consolidated financial statements;
●	assessed the completeness of the tagging of information in the consolidated financial statements while using the machine-readable language (iXBRL) under the requirements of the ESEF Regulation;
●
assessed the appropriateness of the applied iXBRL tags selected from the core taxonomy and the creation of extensions to the elements in the extended taxonomy specified in the ESEF Regulation when there were no suitable elements in the core taxonomy;

●	evaluated the anchoring of the taxonomy extensions to the elements in the extended taxonomy specified by the ESEF Regulation.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion on the compliance of the electronic format of the consolidated financial statements with the requirements of the ESEF Regulation

Based on the procedures performed, in our opinion, the electronic format of the consolidated financial statements of the Group for the year ended December 31, 2021 is prepared, in all material respects, in accordance with the requirements of ESEF Regulation.

On behalf of,

Ernst & Young Assurance Services SRL
15-17, Ion Mihalache Blvd., floor 21, Bucharest, Romania

 Registered in the electronic Public Register under No. FA77
Name of the Auditor/ Partner: Ion Bogdan
Registered in the Electronic Public Register under No. AF1565

Autoritatea pentru Supravegherea Publică a Activității de Audit Statutar (ASPAAS)

Firma de audit: ERNST & YOUNG ASSURANCE SERVICES S.R.L.

Registrul Public Electronic: FA77

Autoritatea pentru Supravegherea Publică a Activităţii de Audit Statutar (ASPAAS)

Auditor financiar: Ion Bogdan

Registrul Public Electronic: AF1565

Bucharest, Romania 17 March 2022

The English version of the audit report represents a translation of the original audit report issued in Romanian language